Filed pursuant to Rule 433
Dated September 7, 2007
Registration No. 333-132201

Securities Offered:		Floating Rate Notes, MTN Series B
Form of Note:			Senior Note

Issuer:				Toyota Motor Credit Corporation
Amount:				$150,000,000

Offering Date:			September 7, 2007
Settlement Date:		September 12, 2007
Interest Accrual Date:		September 12, 2007
Maturity Date:			September 15, 2008
First Payment Date:		December 15, 2007

Floating Rate Index:		Three Month LIBOR
Index Source:			Telerate page 3750
Index Margin:			minus 3 basis points
Interest Reset period:		Quarterly
Interest Reset Dates:   	September 12, December 15,
				March 15, June 15
Interest Payment Dates:   	December 15, March 15,
				June 15, and September 15
Interest Determination Dates: 	Second London business day
				preceding each interest reset date

Business Days			New York and London
Calculation Agent		Deutsche Bank Trust Company Americas
Minimum Denominations		$50,000 and $1,000 increments thereafter
Day Count Convention		Actual/360
Business Day Convention:	Modified Following

Re-offer Price:			100%
Fee:				0.01%
Net Price:			99.99%
Net Proceeds:			$149,985,000.00

Placement Agent:		The Williams Capital Group, L.P.

Cusip Number:	 		89233PK39

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 800-924-1311.

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